                           DEFINITIVE PROXY MATERIAL

                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitve Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        COMMERCIAL FEDERAL CORPORATION
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                CAI CORPORATION
                  ------------------------------------------
                  (Name of Person(s) Filing Proxy Statement,
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(1)(2) or
    Item 22(a)(2) of Schedule 14A.
[X] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

TITLE OF EACH
CLASS OF                                        PROPOSED
SECURITIES      AGGREGATE NUMBER                MAXIMUM
TO WHICH        OF SECURITIES TO        PRICE   AGGREGATE       AMOUNT
TRANSACTION     WHICH TRANSACTION       PER     VALUE OF        OF FILING
APPLIES         APPLIES                 SHARE   TRANSACTION     FEE
-------------   -----------------       -----   -----------     ----------




[X] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid:
         $500 Fee Paid on September 14, 1995
-------------------------------------------------------------------------------
(2)     Form, Schedule or Registration Statement No.:
         Schedule 14A
-------------------------------------------------------------------------------
(3)     Filing Party:
         Same as above
-------------------------------------------------------------------------------
(4)     Date Filed:
         September 14, 1995
-------------------------------------------------------------------------------

                     [CAI CORPORATION LOGO AND LETTERHEAD]

                           12770 COIT ROAD, SUITE 902
                              DALLAS, TEXAS 75251
                                  214-991-7720
                               FAX: 214-991-8922






                                                              October 31, 1995

Dear Fellow Stockholder:

   The vote at the November 21, 1995 Commercial Federal Corporation annual meeting is now only three weeks away. This vote presents an opportunity for CFC stockholders to join together and let the CFC Board of Directors know exactly what we want them to do. Our message should be clear and unambiguous:

   o Maximize value by actively seeking a sale or merger of CFC at a price which benefits all stockholders.

   o The Board's "business as usual" approach is just NOT acceptable any longer.

                           A SALE OR MERGER OF CFC:
                          THE REASONS ARE COMPELLING

   We see many compelling reasons for CFC to actively pursue a combination with a larger financial institution through a sale or a merger. Eight of our reasons are set forth below:

   1. Keefe Bruyette & Woods, Inc., a nationally known investment banking firm specializing in financial institutions, has analyzed for CAI the premiums in the 14 thrift acquisitions with values over $200 million announced since March 1994. While there can be no assurance that CFC could be sold at any particular price, the Keefe Bruyette analysis indicates that a buyer should be prepared to pay a SIGNIFICANT PREMIUM ABOVE CURRENT MARKET PRICES for CFC shares.

   2. Keefe Bruyette also has advised CAI that likely acquirors for CFC could consummate a stock-for-stock acquisition of CFC at a significant premium without suffering any earnings dilution as long as cost-savings were within the range of those which reasonably could be expected.

   3. Well-run banks are far more diversified than well-run thrifts and provide greater return on equity and assets with less risk. Stephen Trafton, the Chief Executive Officer of Glendale Federal Bank, recently was quoted as stating that the average thrift is "simply not a viable investment vehicle."(1)

---------------
   (1) Article by Jeffrey Marshall, US Banker, August, 1995. CAI has neither sought nor obtained permission from the author of the article or Mr. Trafton for the use of such material. In this article, Mr. Trafton was referring to the thrift industry generally and not to CFC.

   4. The current unprecedented consolidation in the banking industry at HISTORICALLY HIGH PRICES WILL NOT CONTINUE indefinitely and may come to an end fairly soon.

   5. Banks currently are seeking to increase their earnings and revenues through acquisitions of traditional retail networks at significant premiums. The values of these networks are expected to decline in the future. CFC has a traditional retail network.

   6. THRIFTS WILL HAVE GREAT DIFFICULTY IN COMPETING successfully with banks unless they enter new business lines. This requires substantial upfront costs and can be a risky proposition.

   7. CFC has recovered from its substantial losses and severe financial setbacks of the late 1980's and is now a profitable institution with a clean balance sheet that is poised to be sold.

   8. CAI and Keefe Bruyette do not agree with CFC Chief Executive William Fitzgerald's recent claim that CFC can, in part through acquiring additional thrifts, sustain annual earnings growth of 15%. However, the same industry competition for growth that could enable CFC to be sold at a significant premium would require CFC to pay high prices in any acquisitions which will substantially increase earnings per share. We believe annual earnings growth of 5-8% is far more likely.

   We believe it is an affront to common sense for the CFC Board to repeatedly assert that the value of your investment may somehow be diminished if the Board, in a rational and business-like manner, actively pursues a combination with a larger financial institution. This is just the type of argument we would expect from a Board and management that are intent on putting off a sale or merger for as long as possible.

   CAI BELIEVES THAT THERE IS SIGNIFICANT VALUE IN CFC THAT COULD BE REALIZED AT THE PRESENT TIME THROUGH A SALE OR MERGER. BUT WE ARE NOT INTERESTED IN A SALE AT ANY PRICE AND WE WILL SUPPORT A SALE ONLY IF IT YIELDS SIGNIFICANT VALUE TO ALL CFC STOCKHOLDERS.

                             WHAT PRICE LOYALTY?

   CFC's Board of Directors, in its own proxy statement, asks for your "continued loyalty." It strikes us that they have it backwards and that it is the stockholders of CFC who should insist on loyalty from the Board.

   WE BELIEVE THAT A SALE OR MERGER OF CFC WOULD MAXIMIZE THE VALUE OF YOUR SHARES AND PROVIDE YOU WITH A PREMIUM TO MARKET VALUE ON YOUR INVESTMENT. If loyalty to the Board means passing up the opportunity for a sale or merger of CFC at a premium price, and sitting idly by while the Board pursues its "ongoing evaluation of strategic alternatives," we think that's a stiff price to pay for loyalty.

   CAI Corporation, CFC's largest stockholder with 8.75% of CFC's outstanding stock, is soliciting proxies FOR the election of its two nominees to the CFC Board (Proposal 1 on the Blue proxy card), FOR CAI's Sell or Merge resolution (Proposal 2 on the BLUE proxy card) and AGAINST the CFC Board's resolution (Proposal 3 on the BLUE proxy card).

   CAI is a private company formed in 1989 and its principal business relates to investments in securities of financial institutions, including CFC. We are long-term investors and we first took a substantial position in CFC in 1989. Our three principals have extensive experience over a period of many years in the bank and thrift industry and two of them are standing for election to the CFC Board. WHEN CFC TRIES TO ATTACK THE QUALIFICATIONS AND EXPERIENCE OF CAI'S NOMINEES, WE WOULD ASK ONLY THAT YOU COMPARE THEIR BACKGROUNDS WITH THOSE OF THE TWO PERSONS STANDING FOR ELECTION THIS YEAR ALONG WITH MR. FITZGERALD AS THE CFC BOARD'S NOMINEES.

   Detailed information concerning the backgrounds and experience of CAI's nominees was included in CAI's proxy statement dated October 4, 1995. Additional information is contained on the last page of this letter.

   WE URGE YOU TO JOIN WITH US IN SEEKING A SALE OR MERGER OF CFC NOW. PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY.

   We thank you for your consideration and support.

                                          On behalf of CAI Corporation,


                                      /s/ ROBIN R. GLACKIN

                                          ROBIN R. GLACKIN
                                          President and Chief
                                          Executive Officer



                                  IMPORTANT
-------------------------------------------------------------------------------
  1. Be sure to VOTE ONLY ON THE BLUE PROXY CARD. We urge you not to sign the White proxy card which is sent to you by CFC, even as a protest against the CFC Board.

  2. If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct him or her to vote on the BLUE proxy card "FOR" CAI's nominees, "FOR" CAI's Sell or Merge Resolution and "AGAINST" the CFC Board's business as usual resolution.

  If you have questions or need assistance in voting your shares, please contact:

                            GEORGESON & COMPANY INC.
                        (CALL TOLL-FREE (800) 223-2064)
-------------------------------------------------------------------------------

                         BACKGROUND AND EXPERIENCE OF
                               THE CAI NOMINEES

   ROBIN GLACKIN, age 50, is President and Chief Executive Officer and one-third owner of CAI Corporation. After receiving his MBA from Columbia University, he joined Citibank in New York in 1975 where, within four years, he was responsible for all of the operations and marketing for fifty commercial bank branches. In 1981, he became President and Chief Operating Officer of a large troubled Texas thrift subsidiary of a New York Stock Exchange listed company. The thrift soon returned to profitability and became known to its competitors as a technological and marketing leader. In 1986, he left the thrift to open a consulting practice with his wife, a marketing executive, to advise businesses on improving their operations and profitability. His clients included companies in the financial services, communications and real estate industries. In 1987, he became Chief Administrative Officer for a national real estate development firm with $13 billion in assets, while his wife continued the consulting practice. He also co-founded Mortgage Innovations and published a monthly mortgage trade magazine, The Servicing Transfer Update. Mr. Glackin is a director of a community national bank which is unaffiliated with CFC.

   STEVEN ELLIS, age 37, is Senior Vice President and Treasurer and one-third owner of CAI Corporation. After he received his degree in business and accounting from Abilene Christian University in 1980, he joined the international accounting firm of Arthur Andersen & Co. where, as a certified public accountant, his duties included supervising annual audits and due diligence reviews of banks and thrifts and teaching other CPAs bank auditing courses. He then joined Ferguson and Company, a nationally known financial services consulting firm, in 1985, where he supervised the senior consulting staff responsible for all business planning, regulatory consulting and merger and acquisition projects. In 1989, Mr. Ellis was a founding partner of Lax, Boston & Ellis, an investment banking firm which advised banks and thrifts in capital planning, balance sheet restructuring and a number of other areas. He also co-founded Mortgage Innovations, where he directed a consulting practice advising banks, thrifts and mortgage banking companies in the mortgage acquisition and servicing business and provided expert witness testimony on mortgage related matters. Mr. Ellis is currently a director of a community national bank which is unaffiliated with CFC.